UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – December 31, 2012

SIFCO Industries, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-5978	34-0553950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

970 East 64th Street, Cleveland Ohio		44103
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code: (216) 881-8600

N.A.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2013, Catherine Kramer will become the Vice President-Finance and Chief Financial Officer of SIFCO Industries, Inc. (the “Company”). Ms. Kramer, 39, was previously Director of Financial Planning and Analysis at the Company.

Ms. Kramer replaces former Vice President-Finance and Chief Financial Officer, Frank Cappello, who departs the Company on December 31, 2012. In connection with Mr. Cappello’s departure, the Company entered into a separation agreement with Mr. Cappello (the “Separation Agreement”). The Separation Agreement provides that Mr. Cappello will receive the following: (1) severance pay in a lump sum amount equal to one and one-half times his base salary in effect on the termination date; (2) severance pay in a lump sum amount equal to one and one-half times his average annual incentive compensation during the prior three year period; (3) severance pay in a lump sum amount equal to one week of accrued vacation time; (4) additional severance pay in a lump sum amount equal to $182,928 less all required tax withholdings; (5) additional severance pay in the form of 9,818 shares of Company stock to be issued on January 15, 2014; and (6) executive outplacement services for 12 months. In addition, the Separation Agreement provides that the Company will pay to Mr. Cappello a lump sum payment equal to 24 months of continued dental coverage if Mr. Cappello elects COBRA dental coverage and a lump sum payment equal to 24 months of family medical coverage and Mr. Cappello fully and completely releases the Company.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on From 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

10.1	Separation Agreement between the Company and Frank Cappello, dated December 31, 2012.

99.1	Press Release by the Company dated January 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIFCO Industries, Inc.
(Registrant)

Date: January 3, 2013
/s/ Michael S. Lipscomb
Michael S. Lipscomb
President and Chief Executive Officer
(Principal Executive Officer)